EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements Nos. 33-42214, 33-98160, 333-80857 and 333-80843 on Form S-8 of AXCESS Inc. of our report dated March 3, 2004, with respect to the consolidated financial statements of AXCESS Inc. as December 31, 2003 and 2002 and for the years then ended included in its Annual Report (Form 10-KSB) for the year ended December 31, 2003.

/s/ Hein & Associates LLP

March 30, 2004
Dallas, Texas